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Pricing Supplement dated May 16, 2002                             Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and                        File No. 333-84692
Prospectus Supplement dated April 4, 2002)

                        TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $200,000,000             Trade Date: May 16, 2002
Issue Price: See "Plan of Distribution"     Original Issue Date: May 20, 2002
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $199,980,000
        Terms of the Notes -- Interest"     Principal's Discount
Interest Payment Period: Quarterly            or Commission: 0.01%
Stated Maturity Date: May 22, 2003

________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                      (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
           [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: August 22, 2002   Spread (+/-): -0.06%
     Interest Rate Reset Period: Quarterly          Spread Multiplier:  N/A
     Interest Reset Dates: February 22, May 22,     Maximum Interest Rate: N/A
        August 22, November 22
     Interest Payment Dates: February 22, May 22,   Minimum Interest Rate:  N/A
       August 22, November 22, commencing     Index Maturity: 3 month
       August 22, 2002                    Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from May 20, 2002 to May 22, 2003
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                           ___________________________

                          Banc of America Securities LLC


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                          ADDITIONAL TERMS OF THE NOTES

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on May 16, 2002 minus 0.06%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated September 24, 2001 and an Appointment Agreement Confirmation dated May 16, 2002 (collectively, the "Agreement"), between TMCC and Banc of America Securities LLC ("BOA"), BOA, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. BOA may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BOA.

     Under the terms and conditions of the Agreement, BOA is committed to take and pay for all of the Notes offered hereby if any are taken.